As filed with the Securities and Exchange Commission on November 22, 2024

Registration No. 333-282707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPLIED DIGITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	7374	95-4863690
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

(214) 427-1704

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wes Cummins

Chief Executive Officer

Applied Digital Corporation

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

(214) 427-1704

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven E. Siesser, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 204-8688

Approximate date of commencement of proposed sale to the public:

From time to time, as determined by the selling stockholder, after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and nor is it a solicitation of offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 22, 2024

Up to 13,617,521 Shares of Common Stock

This prospectus relates to the resale of up to 13,617,521 shares of common stock, par value $0.001 per share (the “Common Stock”), of Applied Digital Corporation (the “Company,” “we,” “our” or “us”) by the selling stockholders listed in this prospectus or their permitted transferees (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus consist of (i) 13,088,980 shares of Common Stock (the “Series F Shares”) issuable upon conversion of the 53,191 shares of Series F Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series F Preferred Stock”), including 3,191 shares of Series F Preferred Stock representing an original issue discount of 6%, issued to YA II PN, LTD (“YA Fund”) pursuant to and in accordance with the terms and conditions of that certain securities purchase agreement, dated August 29, 2024 (the “Series F Purchase Agreement”), between the Company and YA Fund, and (ii) 528,541 shares of Common Stock (the “Northland Shares” and collectively with the Series F Shares, the “Shares”) issued to Northland Securities, Inc. (“Northland”) as placement agent compensation in connection with that certain Standby Equity Purchase Agreement, dated August 28, 2024, as amended on August 29, 2024, between the Company and YA Fund (the “SEPA”).

The Shares were issued to their respective Selling Stockholders in private placement offerings, as described herein (the “Private Placements”). For additional information about the Private Placements, see “Private Placements” on page 12 of this prospectus.

We will not receive any proceeds from the resale or other disposition of the Shares by the Selling Stockholders. See “Use of Proceeds” beginning on page 18 and “Plan of Distribution” beginning on page 19 of this prospectus for more information. Although we have been advised by the Selling Stockholders that the Selling Stockholders are purchasing the Shares for their own account, for investment purpose in which they take investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws, the Securities and Exchange Commission (the “SEC”) may take the position that the Selling Stockholders are deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of the Shares by the Selling Stockholders and any discounts, commissions or concessions received by the Selling Stockholders are deemed to be underwriting discounts and commissions under the Securities Act.

Our Common Stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “APLD.” On November 20, 2024, the last reported sale price of our Common Stock as reported on Nasdaq was $8.76.

You should read this prospectus carefully, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and in our Current Reports on Form 8-K filed with the SEC on August 30, 2024 and November 5, 2024, and the other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __, 2024.

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the SEC, and that includes exhibits that provide more detail with respect to the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Stockholders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the Selling Stockholders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 14, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

Our Business

We are a United States (“U.S.”) designer, developer, and operator of next-generation digital infrastructure across North America. We provide digital infrastructure solutions and cloud services to the rapidly growing industries of High-Performance Computing (“HPC”) and Artificial Intelligence (“AI”). We operate in three distinct business segments, including, Blockchain data center hosting (the “Data Center Hosting Business”), cloud services through a wholly owned subsidiary (the “Cloud Services Business”) and HPC data center hosting (the “HPC Hosting Business”), as further discussed below.

We completed our initial public offering in April 2022 and our Common Stock began trading on Nasdaq on April 13, 2022. In November 2022, we changed our name from Applied Blockchain, Inc. to Applied Digital Corporation.

Data Center Hosting Business

Our Data Center Hosting Business provides energized infrastructure services to crypto mining customers. Our custom-designed data centers allow customers to rent space based on their power requirements. We currently serve seven crypto mining customers, all of which have entered into contracts with us ranging from three to five years. This business segment accounts for the majority of the revenue we generate from our operations (approximately 83% for the fiscal year ended May 31, 2024).

We currently operate sites in Jamestown and Ellendale, North Dakota, with a total hosting capacity of approximately 286 MW:

●	Jamestown, North Dakota: 106 MW facility.
●	Ellendale, North Dakota: 180 MW facility.

In March 2021, we executed a strategy planning and portfolio advisory services agreement (the “Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, the “Service Provider(s)”). Under the Services Agreement, the Service Providers agreed to provide crypto asset mining management and analysis and assist us in securing difficult-to-obtain mining equipment. Under the terms of the Services Agreement, we issued 7,440,148 shares of our Common Stock to each of GMR and SparkPool and 3,156,426 shares of our Common Stock to Valuefinder. In June 2022, SparkPool ceased all operations and forfeited 4,965,432 shares of our Common Stock back to us.

In March 2022, we decided to terminate our crypto mining operations, shifting our focus and our business strategy to developing the HPC Hosting Business and our other two business segments (including the Data Center Hosting Business). Each Service Provider advised us concerning the design and buildout of our hosting operations. We continue to partner with GMR, and other providers as they remain our strategic equity investors. Our partners have strong relationships across the cryptocurrency ecosystem, which we may leverage to identify leads for the expansion of our operations and business segments.

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Compared to our previous mining operations, co-hosting revenues are less subject to volatility related to the underlying crypto-asset markets. We have a contractual ceiling for our energy costs through our Amended and Restated Electric Service Agreement, entered into in September 2023 with a utility in the upper Midwest (the “Electric Service Agreement”). One of the main benefits of the Electric Service Agreement is the low cost of power for mining. Even before the recently imposed crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100 MW of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market. The Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts.

In March 2024, we announced that we entered into a definitive agreement to sell our 200 MW campus in Garden City, TX, to Mara Garden City LLC, a Delaware limited liability company and subsidiary of Marathon Digital Holdings (Nasdaq: MARA). We completed the sale transaction on April 1, 2024.

Cloud Services Business

We officially launched our Cloud Services Business in May 2023. We operate our Cloud Services Business through our wholly owned subsidiary, Applied Digital Cloud Corporation (“Applied Digital Cloud”), which provides cloud services to customers, such as AI and machine learning developers. Our Cloud Services Business specializes in providing GPU computing solutions to empower customers in executing critical workloads related to AI, machine learning (“ML”), rendering, and other HPC tasks. Our managed hosting cloud service allows customers to sign service contracts, utilizing our Company-provided equipment for seamless and cost-effective operations.

We are rolling out multiple GPU clusters, each comprising 1,024 GPUs, which are available for lease by our customers. Additionally, we have secured contracts with colocation service providers to ensure secure space and energy for our hosting services. Our strategy is to utilize a blend of third-party colocation and our own HPC data centers to deliver cloud services to our customers.

We currently rely on a few major suppliers for our products in this business segment: NVIDIA Corp. (“NVIDIA”), Super Micro Computer Inc. (“Super Micro”), Hewlett Packard Enterprise (“HPE”) and Dell Technologies Inc. (“Dell”). In May 2023, we partnered with Super Micro, a renowned provider of Application-Optimized Total IT Solutions. Together, we aim to deliver our cloud services to our customers. Super Micro’s high-performance server and storage solutions are designed to address a wide range of computational-intensive workloads. Their next-generation GPU servers are incredibly power-efficient, which is vital for data centers as the power requirements for large-scale AI models continue to increase. Optimizing the Total Cost of Ownership (“TCO”) and Total Cost to Environment (“TCE”) is critical for data center operators to ensure sustainable operations.

In June 2023, we announced a partnership with HPE, a global company specializing in edge-to-cloud technology. As part of this collaboration, HPE will provide its powerful and energy-efficient supercomputers to support large-scale AI through our cloud service. HPE has been supportive in core design considerations and engineering of Company-owned facilities which will support Applied Digital Cloud’s infrastructure. In addition, we have supply agreements with Dell for delivery of AI and GPU servers.

By May 31, 2024, we had received and deployed a total of 6,144 GPUs; 4,096 GPUs were actively recognizing revenue and 2,048 GPUs were pending customer acceptance to start revenue recognition. The Cloud Services Business currently serves two customers and accounted for approximately 17% of our revenue in fiscal year 2024. As we ramp up operations in this business segment, we expect to acquire and deploy additional GPUs, increase revenue from the Cloud Services Business and increase the percentage of our revenue produced by our Cloud Services Business.

HPC Hosting Business

Our HPC Hosting Business specializes in designing, constructing, and managing data centers tailored to support HPC applications, including AI.

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We are currently building two HPC focused data centers. The first facility, which is nearing completion, is a 7.5 MW facility in Jamestown, ND location adjacent to our 106 MW Data center hosting facility. We also broke ground on a 100 MW HPC data center project in Ellendale, ND (the “HPC Ellendale Facility”), on land located adjacent to its existing 180 MW Data center hosting facility. These separate and unique buildings, designed and purpose-built for GPUs, will sit separate from our current buildings and host more traditional HPC applications, such as natural language processing, machine learning, and additional HPC developments.

We anticipate that this business segment will begin generating meaningful revenues once the HPC Ellendale Facility becomes operational, which is expected in calendar year 2025.

Recent Developments

2024 Annual Meeting of Stockholders

On November 20, 2024, we held our 2024 Annual Meeting of Stockholders. We received stockholder approval for all proposals set forth in our definitive proxy statement filed with the SEC on October 23, 2024, as supplemented, including for the proposal to approve, for the purpose of complying with the applicable provisions of The Nasdaq Stock Market LLC Listing Rule 5635, the potential issuance of shares of our Common Stock issuable upon conversion of the Series F Preferred Stock.

Charter Amendment

On November 20, 2024, we filed an amendment to our Second Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”), increasing the number of shares of (i) Common Stock authorized for issuance thereunder to 400,000,000 shares, each share of Common Stock having a par value of $0.001 and (ii) preferred stock authorized for issuance thereunder to 10,000,000 shares.

Series E-1 Preferred Stock

On September 23, 2024, we entered into a Dealer Manager Agreement with Preferred Capital Securities, LLC (the “Dealer Manager”), pursuant to which the Dealer Manager agreed to serve as our agent and dealer manager for an offering (the “Series E-1 Offering”) of up to 62,500 shares of the Company’s Series E-1 Redeemable Preferred Stock, par value $0.001 (the “Series E-1 Preferred Stock”). In connection with the issuance of the Series E-1 Preferred Stock, we filed a registration statement on Form S-1 (File No. 333-282293) with the SEC under the Securities Act to register the offer and sale of the shares of Series E-1 Preferred Stock, which was declared effective by the SEC on November 4, 2024.

On November 8, 2024, we filed a Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and other Restrictions of Series E-1 Preferred Stock of the Company (the “Series E-1 Certificate of Designations”) with the Secretary of State of the State of Nevada to establish the rights, privileges, preferences, and restrictions of the Series E-1 Preferred Stock. As set forth in the Series E-1 Certificate of Designations, we designated 62,500 shares of preferred stock as Series E-1 Preferred Stock. The Series E-1 Certificate of Designations was filed in connection with the initial settlement under the Series E-1 Offering. As of the date of this prospectus, we have issued and sold 6,359 shares of Series E-1 Preferred Stock and the Series E-1 Offering remains ongoing.

Convertible Notes Offering and Indenture

On November 4, 2024, we completed a private offering (the “Convertible Notes Offering”) of 2.75% Convertible Senior Notes due 2030 (the “Convertible Notes”). The Convertible Notes were sold under a purchase agreement, dated as of October 30, 2024, entered into by and among the Company and Goldman Sachs & Co. LLC, Cantor Fitzgerald & Co. and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named therein (the “Initial Purchasers”), for resale to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The aggregate principal amount of Convertible Notes sold in the Convertible Notes Offering was $450.0 million, which includes $75.0 million aggregate principal amount of Convertible Notes issued pursuant to an option to purchase additional Convertible Notes granted to the Initial Purchasers under the purchase agreement, which the Initial Purchasers exercised in full on October 31, 2024 and which additional purchase was completed on November 4, 2024. The net proceeds from the sale of the Convertible Notes was approximately $434.5 million after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $84 million of the net proceeds from the Convertible Notes Offering to fund share repurchases of Common Stock in connection with the Convertible Notes Offering including (i) $52.7 million to fund the cost of entering into prepaid forward repurchase (as described below) and (ii) $31.3 million to repurchase shares of Common Stock, approximately $51.8 million of the net proceeds from the Convertible Notes Offering to pay the cost of the capped call transactions (as described below) and the remainder for general corporate purposes.

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Also on November 4, 2024, we entered into an indenture with respect to the Convertible Notes (the “Indenture”) with Wilmington Trust, National Association, as trustee. The Convertible Notes are senior unsecured obligations of the Company and bear interest at a rate of 2.75% per year payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2025. The Convertible Notes will mature on June 1, 2030, unless earlier converted, redeemed or repurchased in accordance with their terms.

Prepaid Forward Repurchase Transaction

On October 30, 2024, in connection with the pricing of the Convertible Notes Offering, we entered into a privately negotiated prepaid forward repurchase transaction (the “Prepaid Forward Repurchase”) with one of the Initial Purchasers (the “Forward Counterparty”). The initial aggregate number of shares of Common Stock underlying the Prepaid Forward Repurchase was approximately 7.2 million shares of Common Stock. In the event that we pay any cash dividends on our Common Stock, the Forward Counterparty will pay an equivalent amount to us. The cost of the Prepaid Forward Repurchase was approximately $52.7 million.

Capped Call Transaction

On October 30, 2024, in connection with the pricing of the Convertible Notes Offering, we entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with certain financial institutions (the “Option Counterparties”). In addition, on October 31, 2024, in connection with the Initial Purchasers’ exercise of their option to purchase additional Convertible Notes, we entered into additional capped call transactions (the “Additional Capped Call Transactions,” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the Option Counterparties. The Capped Call Transactions cover, subject to customary anti-dilution adjustments, the aggregate number of shares of Common Stock that initially underlie the Convertible Notes, and are expected generally to reduce potential dilution to the Common Stock upon any conversion of the Convertible Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted Convertible Notes, as the case may be, with such reduction and/or offset subject to a cap, based on the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions is approximately $14.72, which represents a premium of 100% over the last reported sale price of the Common Stock on October 30, 2024. The cost of the Capped Call Transactions was approximately $51.8 million.

Yorkville Agreements

As previously disclosed, on March 27, 2024 and May 24, 2024, respectively, we entered into Prepaid Advance Agreements (as amended, the “March PPA” and “May PPA,” respectively, and collectively, the “Prepaid Advance Agreements”) and related promissory notes (the promissory note issued in March 2024 under the March PPA, the “March Note,” the promissory note issued in April 2024 under the March PPA, the “April Note,” and the promissory note issued in May 2024, the “May Note,” and collectively, the “YA Notes”) with YA Fund. As of the date of this prospectus, approximately $85.9 million outstanding under the YA Notes has been converted into shares of our Common Stock and $6.9 million remains outstanding across all the YA Notes with only the March Note left outstanding, which amount is anticipated to be repaid in cash, unless we receive stockholder approval to issue shares of Common Stock in lieu of repayment in cash, in compliance with Nasdaq rules and regulations (which approval we do not intend to seek at this time).

On October 29, 2024, we entered into certain amendments to the March PPA and the March Note. The amendments (i) provided consent to the Convertible Notes Offering and share repurchase transactions and (ii) removed certain prior restrictions on redemption of the March Note before January 1, 2025.

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Termination of Designations

We previously designated (i) 70,000 shares of preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 50,000 shares of preferred stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and (iii) 1,380,000 shares of preferred stock as Series D Convertible Redeemable Preferred Stock (the “Series D Preferred Stock”).

On October 21, 2024, we filed Withdrawals of Designation relating to the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock (collectively, the “Withdrawals of Designation”) with the Secretary of State of the State of Nevada and terminated the designations of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock. At the time of the filing of the Withdrawals of Designation, no shares of the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock were outstanding. The Withdrawals of Designation were effective upon filing and eliminated from our Articles of Incorporation all matters set forth in the previously filed Certificates of Designations with respect to the previously designated Series A Preferred Stock, Series B Preferred Stock, and Series D Preferred Stock.

Management Update

Effective October 15, 2024, Saidal Mohmand transitioned from his prior role of Executive Vice President of Finance to become the Chief Financial Officer of the Company, succeeding David Rench, who served as the Company’s Chief Financial Officer from March 2021 and who will continue with the Company in his new capacity as Chief Administrative Officer.

PIPE

On September 5, 2024, we entered into a securities purchase agreement (the “PIPE Purchase Agreement”) with the purchasers named therein (the “PIPE Purchasers”), for the private placement of 49,382,720 shares of Common Stock (the “PIPE Shares”), at a purchase price of $3.24 per share, representing the last closing price of the Common Stock on Nasdaq on September 4, 2024. The private placement closed on September 9, 2024, with aggregate gross proceeds to us of approximately $160 million, before deducting offering expenses.

We and the PIPE Purchasers also entered into a registration rights agreement (the “PIPE Registration Rights Agreement”), pursuant to which we agreed to prepare and file with the SEC a Registration Statement on Form S-1, registering the resale of the PIPE Shares, within 30 days of signing the PIPE Registration Rights Agreement (subject to certain exceptions). On October 4, 2024, we filed a registration statement on Form S-1 (File No. 333-282518) with the SEC for the resale under the Securities Act by the PIPE Purchasers of the PIPE Shares, which was declared effective by the SEC on October 15, 2024.

SEPA

On August 28, 2024, we entered into the SEPA. Under the SEPA, we agreed to issue and sell to YA Fund, from time to time, and YA Fund agreed to purchase from us, up to $250 million of our Common Stock, subject to certain obligations and limitations (the “SEPA Aggregate Commitment”). In connection with the execution of the SEPA, we agreed to pay a structuring fee (in cash) to YA Fund in the amount of $25,000. Additionally, we agreed to pay a commitment fee of $2,125,000 to YA Fund (the “Commitment Fee”), payable on the effective date of the SEPA, in the form of the issuance of 456,287 shares of Common Stock. We have subsequently agreed with YA Fund to satisfy our obligations with respect to the Commitment Fee in cash by increasing the principal amount due under the March Note in an equivalent amount. As a result, as of the date of this prospectus, the principal amount outstanding under the March Note is approximately $6.9 million (inclusive of the $2,125,000 Commitment Fee).

As described elsewhere in this prospectus, in connection with the SEPA, Northland acted as placement agent and received a fee equal to 1% of the SEPA Aggregate Commitment (the “SEPA Placement Agent Fee”). We have agreed to pay the SEPA Placement Agent Fee in shares of Common Stock at a price per share of $4.73 per share, the Nasdaq official closing price of the Common Stock on August 27, 2024, for a total of 528,541 shares of Common Stock. For additional information, see “Private Placements” on page 12 of this prospectus.

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Corporate Information

Our executive office is located at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, and our phone number is (214) 427-1704. Our principal website address is www.applieddigital.com.

We make available free of charge through the Investor Relations link on our website access to press releases and investor presentations, as well as all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. In addition, the SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC. Information contained in, or accessible through, our website does not constitute part of this prospectus or the registration statement of which it forms a part and inclusions of our website address in this prospectus or the registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies under the Exchange Act.

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THE OFFERING

Shares of Common Stock offered by the Selling Stockholders	Up to 13,617,521 shares of Common Stock consisting of:
	●	Up to 13,088,980 shares of Common Stock issuable upon conversion of the shares of Series F Preferred Stock issued to YA Fund in a private placement offering (the “Series F Private Placement”) pursuant to the Series F Purchase Agreement; and

	●	528,541 shares of Common Stock issued to Northland in a private placement offering in connection with the SEPA.

Common Stock outstanding before this offering	211,245,607 shares of Common Stock.

Common Stock to be outstanding immediately after this offering	224,334,587 shares of Common Stock, assuming all 53,191 shares of Series F Preferred Stock are converted into Common Stock.

Use of Proceeds	The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. However, we received total proceeds of $50.0 million, prior to fees paid to Northland for their role as placement agent in an amount equal to 3.5% of the total proceeds, from our issuance of the shares of Series F Preferred Stock to YA Fund. We intend to use the net proceeds from our issuance of the shares of Series F Preferred Stock for working capital and general corporate purposes. Subject to the terms and conditions of the Series F Purchase Agreement applicable to the use of proceeds from the issuance of such shares, our management has broad discretion over the allocation of the net proceeds from the issuance of such shares. Please see the section entitled “Use of Proceeds” on page 18 of this prospectus.

National Securities Exchange Listing	Our Common Stock is currently listed on Nasdaq under the symbol “APLD.”

Risk Factors

An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 14 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and in our Current Reports on Form 8-K filed with the SEC on August 30, 2024 and November 5, 2024, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

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PRIVATE PLACEMENTS

Series F Private Placement

On August 29, 2024, we entered into the Series F Purchase Agreement with YA Fund for the issuance and sale of 53,191 shares of Series F Preferred Stock, including 3,191 shares representing an original issue discount of 6% in the Series F Private Placement, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. Northland acted as the placement agent in connection with the Series F Private Placement. The Series F Private Placement closed on August 30, 2024, with total proceeds to us of $50.0 million, prior to fees paid to Northland for its role as placement agent in an amount equal to 3.5% of the total proceeds.

In addition, on August 29, 2024, we entered into a registration rights agreement with YA Fund (the “Series F Registration Rights Agreement”), pursuant to which we agreed to prepare and file with the SEC a Registration Statement on Form S-1, registering the resale of the shares of Common Stock issuable upon the conversion of the shares of Series F Preferred Stock within 45 days of signing the Series F Registration Rights Agreement (subject to certain exceptions).

The Series F Preferred Stock will initially be non-convertible and will only become convertible upon, and subject to, the receipt by us of the approval of our stockholders (the “Nasdaq Stockholder Approval”). Pursuant to the Series F Purchase Agreement, we have agreed to seek such Nasdaq Stockholder Approval to enable the Series F Preferred Stock to become convertible into shares of our Common Stock under the Nasdaq Listing Rules. Under the Series F Purchase Agreement, if Nasdaq Stockholder Approval is obtained, the Series F Preferred Stock will not be subject to the limitations set forth in Nasdaq Listing Rule 5635 for purposes of conversion but will remain subject to a cap for purposes of calculating its voting power in any stockholder vote with our Common Stock on an as-converted basis, and if Nasdaq Stockholder Approval is not obtained for any reason, the Series F Preferred Stock will remain non-convertible and will not vote on an as-converted basis with our Common Stock. We received the Nasdaq Stockholder Approval at our annual meeting of stockholders held on November 20, 2024.

The initial conversion price for the Series F Preferred Stock will be $7.00 per share (the “Initial Conversion Price”). If the Initial Conversion Price is greater than the arithmetic average of the VWAP of the Common Stock for the three trading days immediately prior to the trading day following the meeting of stockholders of the Company at which the Nasdaq Stockholder Approval is obtained (if obtained), then on the trading day following such meeting (the “Initial Reset Date”), the conversion price will be reset to such arithmetic average, subject to Nasdaq Stock Market rules and regulations. The conversion price may thereafter be subject to further reset, on each of the 60th and 120th days after Nasdaq Stockholder Approval is obtained, if on each such date, the then effective conversion price is greater than the arithmetic average of the VWAP of the Common Stock for the three trading days immediately prior to each such date. The conversion price cannot be reset below an amount prohibited by the rules and regulations of the Nasdaq Stock Market (the “Floor Conversion Price”), irrespective of the receipt of Nasdaq Stockholder Approval. The Floor Conversion Price of the Series F Preferred Stock is $0.764. Based on its initial stated value of $1,000 per share (the “Stated Value”) and the Initial Conversion Price, the Series F Preferred Stock would be convertible into an aggregate of 7,598,714 shares of our Common Stock. Additionally, as set forth in the Certificate of the Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock (the “Series F Certificate of Designation”), the conversion price of the Series F Preferred Stock for purposes of voting shall never be below $4.0638 (the “Minimum Price”), as calculated in accordance with the Nasdaq Listing Rules (irrespective of our receipt of Nasdaq Stockholder Approval). Based on the Minimum Price, the Series F Preferred Stock would be convertible into an aggregate of 13,088,980 shares of our Common Stock, the number of shares of our Common Stock registered for resale hereunder issuable upon the conversion of the Series F Preferred Stock if the conversion price is equal to the Minimum Price. The actual number of shares of our Common Stock issued will vary depending on the conversion price at the time of conversion, which may range from the Initial Conversion Price to the Floor Conversion Price. If converted at the Floor Conversion Price of $0.764, a maximum of 69,621,727 shares of Common Stock would be issuable upon conversion of the shares of Series F Preferred Stock, which exceeds the number of shares of Common Stock registered for resale hereunder. No reset of the Initial Conversion Price occurred on the Initial Reset Date as the conditions for such reset had not been met.

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Pursuant to the Series F Certificate of Designation, the Series F Preferred Stock is subject to redemption by the holder in certain circumstances, as well as during the period beginning on December 31, 2024 and ending on January 10, 2025, at the option and sole discretion of the holder (the “Time-Based Redemption Right”). If YA Fund notifies us of its intention to exercise its Time-Based Redemption Right in accordance with the provisions of the Series F Certificate of Designation, we would be obligated to redeem its shares of Series F Preferred Stock in cash by wire transfer of immediately available funds at a price per share equal to the Stated Value. If YA Fund does not exercise its Time-Based Redemption Right between December 31, 2024 and January 10, 2025, such right shall be null and void and of no further force and effect.

Pursuant to the Series F Purchase Agreement, YA Fund executed an Irrevocable Proxy, dated August 30, 2024, appointing us as proxy to vote in all matters submitted to the stockholders of the Company for a vote of all shares of the Series F Preferred Stock beneficially owned, directly or indirectly, by YA Fund in accordance with the recommendation of our board of directors (the “Proxy”). The Proxy became effective upon the receipt of Nasdaq Stockholder Approval.

Northland Private Placement

On August 28, 2024, we entered into the SEPA with YA Fund. Pursuant to the SEPA, subject to certain conditions and limitations, we have the option, but not the obligation, to sell to YA Fund, and YA Fund must subscribe for the SEPA Aggregate Commitment, at our request any time during the commitment period commencing on September 30, 2024, and terminating on the first day of the month next following the 36-month anniversary of September 30, 2024.

In connection with the SEPA, Northland acted as placement agent and received the SEPA Placement Agent Fee. We have agreed to pay the SEPA Placement Agent Fee in shares of Common Stock at a price per share of $4.73 per share, the Nasdaq official closing price of the Common Stock on August 27, 2024, for a total of 528,541 shares of Common Stock issued to Northland. The Northland Shares were issued without registration under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and in our Current Reports on Form 8-K filed with the SEC on August 30, 2024 and November 5, 2024, and our other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks occur, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	our ability to complete construction of the HPC Ellendale Facility;
●	availability of financing to continue to grow our business;
●	labor and other workforce shortages and challenges;
●	power or other supply disruptions and equipment failures;
●	our dependence on principal customers;
●	the addition or loss of significant customers or material changes to our relationships with these customers;
●	our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends;
●	our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies;
●	our ability to continue to grow sales in our hosting business;
●	volatility of cryptoasset prices;
●	uncertainties of cryptoasset regulation policy; and
●	equipment failures, power or other supply disruptions.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should review the factors and risks and other information we describe in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent reports we will file from time to time with the SEC.

All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference herein. You should read this prospectus and the documents that we incorporate by reference and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that will achieve our objectives and plans in any specified time frame, or at all. We have no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

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SELLING STOCKHOLDERS

This prospectus covers the resale of:

●	Up to 13,088,980 shares of Common Stock issuable upon conversion of the shares of Series F Preferred Stock issued to YA Fund in the Series F Private Placement pursuant to the Series F Purchase Agreement; and

●	528,541 shares of Common Stock issued to Northland in a private placement offering in connection with the SEPA.

For additional information regarding the shares of Common Stock included in this prospectus, see the section titled “Private Placements.” We are registering the shares of Common Stock included in this prospectus in order to permit the Selling Stockholders to offer such shares for resale from time to time. The term “Selling Stockholders” includes the stockholders listed in the table below and their permitted transferees.

The table below sets forth, as of November 20, 2024, the following information regarding the Selling Stockholders:

●	the names of the Selling Stockholders;
●	the number of shares of Common Stock owned by the Selling Stockholders prior to this offering;
●	the number of shares of Common Stock to be offered by the Selling Stockholders in this offering;
●	the number of shares of Common Stock to be owned by the Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus; and
●	the percentage of our issued and outstanding shares of Common Stock to be owned by the Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of November 20, 2024.

Except as described above, the number of shares of Common Stock beneficially owned by the Selling Stockholders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Stockholders have the right to acquire within 60 days of November 20, 2024.

All information with respect to the Common Stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the shares of Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

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Name of Selling Stockholder	Shares Beneficially Owned prior to Offering		Shares Offered by this Prospectus		Shares Beneficially Owned after Offering(4)	Percentage of Shares Beneficially Owned after Offering(5)
YA II PN, LTD.(1)	13,188,980	(2)	13,088,980	(3)	100,000	*	%
Northland Securities, Inc.	528,541	(6)	528,541		0	-%

*	Indicates beneficial ownership of less than 1%.

(1)	YA II PN, Ltd. (“YA Fund”) is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA Fund are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA Fund is 1012 Springfield Avenue, Mountainside, NJ 07092.

(2)	The number of shares owned prior to the offering, consisting of (i) 100,000 shares of Common Stock, and (ii) up to 13,088,980 shares of Common Stock issuable upon conversion and assuming conversion of all 53,191 shares of Series F Preferred Stock issued to YA Fund in the Series F Private Placement, at a conversion price at or above the Minimum Price (and not to exceed the Initial Conversion Price). The actual number of shares of Common Stock that may be issued to YA Fund in connection with the Series F Preferred Stock conversion is not currently known. In addition, the Selling Stockholder is the holder of certain YA Notes, with an outstanding principal balance of $6.9 million, which are not currently convertible into shares of Common Stock absent approval by the Company’s shareholders in accordance with their terms. Therefore, no shares of Common Stock underlying the YA Notes are included in the number of shares beneficially owned prior to the offering.

(3)	The number of shares of Common Stock offered by this prospectus, consisting of the number of shares of Common Stock issuable upon conversion of 53,191 shares of Series F Preferred Stock issued to YA Fund in the Series F Private Placement, assuming a conversion price at or above the Minimum Price (and not to exceed the Initial Conversion Price). The actual number of shares of Common Stock that may be issued to YA Fund in connection with the Series F Preferred stock conversion is not currently known.

(4)	Assumes the sale of all shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus.

(5)	Percentage is based on 211,245,607 shares of Common Stock outstanding as of November 20, 2024 (and rounded to the nearest tenth of a percent) and assumes the sale of all shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus.

(6)	The securities are directly held by Northland. Mr. Dustin Alden has voting and investment control over the securities. As such, Mr. Alden may be deemed to beneficially own these securities. The business address of Northland is 150 South Fifth Street, Suite 3300, Minneapolis, MN 55402.

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USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. However, we received total proceeds of $50.0 million, prior to fees paid to Northland for their role as placement agent in an amount equal to 3.5% of the total proceeds, from our issuance of the shares of Series F Preferred Stock to YA Fund. We intend to use the net proceeds from our issuance of the shares of Series F Preferred Stock for working capital and general corporate purposes. Subject to the terms and conditions of the Purchase Agreement applicable to the use of proceeds from the issuance of the shares of Series F Preferred Stock, our management has broad discretion over the allocation of the net proceeds from the issuance of the shares of Series F Preferred Stock. We will pay all of the fees and expenses incurred by us in connection with this registration.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Stock covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Common Stock:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
●	block trades in which the broker dealer will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker dealer as principal and resale by the broker dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such Common Stock at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the Common Stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of the Common Stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell the Common Stock short and deliver the Common Stock to close out their short positions, or loan or pledge the Common Stock to broker dealers that in turn may sell the Common Stock. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Common Stock offered by this prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Common Stock may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Common Stock have been disposed of pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation and our third amended and restated bylaws, as amended from time to time and currently in effect (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024, which is incorporated by reference herein.

We are authorized to issue 410,000,000 shares of capital stock, $0.001 par value per share, of which 400,000,000 are Common Stock and 10,000,000 are preferred stock (the “Preferred Stock”). For a description of the terms of the Preferred Stock, see Exhibit 4.8 to our Annual Report on Form 10-K, filed with the SEC on August 30, 2024, as supplemented by the Series F Certificate of Designation which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 30, 2024 and the Series E-1 Certificate of Designation which is filed as Exhibit 3.1 to our Current Report filed with the SEC on November 14, 2024.

As of November 20, 2024, there were 211,245,607 shares of Common Stock outstanding and 361,223 shares of Preferred Stock outstanding.

Common Stock

Holders of our Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purposes. Holders of our Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future. There are no redemption or sinking fund provisions applicable to our Common Stock. The holders of our Common Stock have no conversion rights. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future. Each holder of our Common Stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of Common Stock is entitled to cumulative votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive a pro rata share of our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Anti-Takeover Effects of the Articles of Incorporation, the Bylaws and Nevada Law

We are a Nevada corporation and are generally governed by the Nevada Revised Statutes, or NRS. The following is a brief description of the provisions in our Articles of Incorporation, Bylaws and the NRS that could have an effect of delaying, deferring, or preventing a change in control of the Company.

The provisions of the NRS, our Articles of Incorporation, and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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Combinations with Interested Stockholders

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. Our Articles of Incorporation do not include such an election to opt-out of these provisions.

Acquisition of Controlling Interests

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our Bylaws provide that these statutes do not apply to us. Absent such provision in our Bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Articles of Incorporation and Bylaws

The provisions of our Articles of Incorporation and Bylaws, taken together with the applicable provisions of the NRS:

●	Authorize our board of directors to issue “blank check” Preferred Stock, the terms of which may be established and shares of which may be issued without stockholder approval;
●	Require supermajority disinterested stockholder approval of certain business combinations with related persons (each as defined in the Articles of Incorporation);
●	Permit removal of directors only for cause and require the affirmative vote of not less than 75% of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting as a single class, to remove any director (the NRS does not include a cause concept in NRS 78.335 and the provision of our Articles of Incorporation exceeds the minimum two thirds (2/3) threshold vote required by that statute);
●	Require the affirmative vote of not less than two thirds (2/3) of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting as a single class, to adopt, amend, alter or repeal our Bylaws; and
●	Do not provide for cumulative voting in the election of directors.

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NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

In addition, our authorized but unissued shares of Common Stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. Our board of directors is also authorized to adopt, amend or repeal our Bylaws, which could delay, defer or prevent a change in control.

Series F Preferred Stock

Rank

The Series F Preferred Stock ranks, with respect to the payment of dividends and rights upon our liquidation, dissolution or winding up of our affairs: (i) prior or senior to all classes or series of our Common Stock and any other class or series of equity securities; (ii) on a parity with the Series E Preferred, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences; (iii) on a parity with other classes or series of our equity securities issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other; (iv) junior to any class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series F Preferred Stock; and (v) junior to all our existing and future debt.

Dividend Rights

Each outstanding share of Series F Preferred Stock is entitled to receive, in preference to the Common Stock, cumulative dividends (“Preferential Dividends”), payable quarterly in arrears, at an annual rate of 8.0% of $1,000.00 per share of Series F Preferred Stock (the “Stated Value”). Preferential Dividends shall be payable, at the option of the Company, either in-kind through an accrual on the Stated Value or in cash. In addition, each holder of Series F Preferred Stock will be entitled to receive dividends equal to, on an as-converted to shares of the Common Stock basis, and in the same form as, dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Preferential Dividends shall commence accruing on the issuance date of such Series F Preferred Stock. In addition to Preferential Dividends, from and after the issuance date of the Series F Preferred Stock, holders of the Series F Preferred Stock shall be entitled to receive, concurrently with any dividends or distributions paid to the holders of Common Stock to the same extent as if such holders had converted the Series F Preferred Stock into Common Stock.

We shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series F Preferred Stock, redeem or repurchase any equity interests ranking junior to the Series F Preferred Stock (subject to exceptions).

Liquidation Rights

Upon any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, holders of the Series F Preferred Stock will be entitled to receive distributions out of the assets of the Company, whether capital or surplus, before any distributions shall be made on any shares of the Common Stock, in an amount per share equal to the greater of (i) the then-current Stated Value, and (ii) the amount that would have been received had such Series F Preferred Stock been converted immediately prior to such liquidation at the then effective conversion price.

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Voting Rights

If, and only if, the Series F Preferred Stock becomes convertible (upon and subject to receipt of Nasdaq Stockholder Approval, the holders of Series F Preferred Stock will vote together with holders of Common Stock on an as-converted to Common Stock basis using the then effective conversion price subject to a cap on the maximum voting power as required under the Nasdaq Stock Market rules and regulations and set forth in the Series F Certificate of Designation. Therefore, to ensure compliance with Nasdaq Listing Rule 5640 and to prevent disparate voting effect of the Series F Preferred Stock voting on an as converted to Common Stock basis, the conversion price for purposes of voting only shall never be below $4.0638, the Minimum Price, as calculated in accordance with the Nasdaq Listing Rules (whether or not we receive Nasdaq Stockholder Approval). The foregoing limitation notwithstanding, however, as long as any shares of Series F Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series F Preferred Stock, (i) alter, waive or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend the Series F Certificate of Designation, (ii) authorize or create or issue any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to the Series F Preferred Stock, (iii) increase or decrease the authorized number of shares of Series F Preferred Stock, (iv) amend our Articles of Incorporation or Bylaws or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock in any manner that adversely affects any rights given to the Series F Preferred Stock regardless of whether any such action shall be by means of amendment to our Articles of Incorporation or by merger, consolidation or otherwise.

Conversion at the Option of the Holder

Upon receipt of the Nasdaq Stockholder Approval (if such approval is obtained), the Series F Preferred Stock will become convertible into Common Stock at any time at the option of the holder at the initial conversion price of $7.00 per share (the “Initial Conversion Price), subject to adjustments as set forth in the Series F Certificate of Designation, including a reset on each of the following (i) the trading day immediately following the receipt of Nasdaq Stockholder Approval (the “Initial Reset Date”), (ii) the date that is 60 days after the Initial Reset Date (or if such date is not a trading day, the next succeeding trading day) (the “Second Reset Date”) and (iii) the date that is 60 days after the Second Reset Date (or if such date is not a trading day, the next succeeding trading date), the arithmetic average of the daily VWAP for each of the three trading days immediately preceding and ending on the trading day immediately preceding each such reset date is less than the then-effective conversion price, the conversion price will be reset to such lower price. However, in no event shall the conversion price be reset below $0.764, the Floor Conversion Price, irrespective of receipt of Nasdaq Stockholder Approval.

Mandatory Conversion at the Option of the Company

If, at any time following receipt of Nasdaq Stockholder Approval, the average price of the Common Stock exceeds 200% of the then-effective Conversion Price, we may require that the holders of Series F Preferred Stock convert all or a portion of their outstanding shares of Series F Preferred Stock into Common Stock at the then-effective Conversion Price, provided that the Common Stock Liquidity Conditions (as defined and set forth in the Series F Certificate of Designation) have been satisfied (or waived in writing by the holder).

Redemption Rights

In connection with the occurrence of certain fundamental transactions of the Company or a Trading Failure (as defined in the Series F Certificate of Designation), the holders of the Series F Preferred Stock will have the right to redeem their shares of Series F Preferred Stock for cash, in an amount equal to the higher of (x) the then-current Stated Value and (y)(i) in the case of a fundamental transaction, the value of the Series F Preferred Stock that would have been received if such Series F Preferred Stock was converted into Common Stock immediately prior to such fundamental transaction, or (ii) in the case of a Trading Failure, the value of the Series F Preferred Stock, as determined on an-converted to Common Stock basis, based on the lowest conversion price in effect during the period beginning on the date immediately preceding the Trading Failure and ending on the date the holder delivers a redemption notice. Additionally, at any time between December 31, 2024 and January 10, 2025, the holders of Series F Preferred Stock will have the right to redeem their shares of Series F Preferred Stock for the then-current Stated Value.

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Fundamental Transaction

If, at any time while the Series F Preferred Stock is outstanding, (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another Person (as defined in the Series F Certificate of Designation), (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of a business unit in excess of 20% of our revenues or of all or substantially all of our and our subsidiaries’ assets, taken as a whole, in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another Person) is completed pursuant to which holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Common Stock, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person, whereby such other Person acquires more than 50% of the outstanding shares of our Common Stock (each, a “Fundamental Transaction”), then after receipt of notice of such Fundamental Transaction in accordance with the Series F Certificate of Designation, each holder shall inform us in writing of its election to either (A) convert all, but not less than all, of its shares of Series F Preferred Stock into shares of our Common Stock at the Conversion Price contingent upon the consummation of such Fundamental Transaction, or (B) upon any subsequent conversion of the Series F Preferred Stock, receive, for each such conversion share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of securities of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of our Common Stock for which the holder’s Series F Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitations on conversion of the Series F Preferred Stock set forth in the Series F Certificate of Designation). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and we shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of our Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each holder of Series F Preferred Stock shall be given the same choice as to the Alternate Consideration it receives following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent’s address and phone number are: 150 Royall Street, Canton, MA 02021, telephone number: (781) 575-2000.

Listing

Our Common Stock is presently traded on Nasdaq under the symbol “APLD.”

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., Nevada.

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EXPERTS

The consolidated financial statements of Applied Digital Corporation and Subsidiaries as of May 31, 2024 and 2023 and for each of the two years in the period ended May 31, 2024, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements of Applied Digital Corporation and Subsidiaries are incorporated in this prospectus by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the Registration Statement and the exhibits and schedules to the Registration Statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at www.sec.gov. The Registration Statement, including all exhibits and amendments to the Registration Statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at www.applieddigital.com, where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2024, filed with the SEC on October 9, 2024;
●	Our Current Reports on Form 8-K filed with the SEC on June 5, 2024, June 7, 2024, June 11, 2024, June 17, 2024, July 2, 2024, July 9, 2024, July 29, 2024, August 14, 2024, August 30, 2024, September 10, 2024, September 27, 2024, October 15, 2024, October 24, 2024, October 30, 2024, October 31, 2024, November 5, 2024, November 14, 2024, and November 21, 2024, and our Current Reports on Form 8-K/A filed with the SEC on June 6, 2024, June 10, 2024 and September 4, 2024 (other than any portions thereof deemed furnished and not filed);
●	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 23, 2024, as supplemented by the Definitive Additional Materials filed with the SEC on November 15, 2024; and
●	The description of our Common Stock in our Registration Statement on Form 8-A, filed with the SEC on April 11, 2022, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.8 to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date that this registration statement becomes effective and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Applied Digital Corporation

Attn: Wes Cummins

Chief Executive Officer

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

Phone number: (214) 427-1704

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Up to 13,617,521 Shares of Common Stock

PRELIMINARY PROSPECTUS

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
Securities and Exchange Commission registration fee	$8,736.28
Accountants’ fees and expenses	15,000
Legal fees and expenses	100,000
Miscellaneous	-
Total expenses	$123,736.28

Item 14. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes, or NRS, provides that, unless the corporation’s Articles of Incorporation provide otherwise, a director or officer will not be individually liable unless the presumption that it is acting in good faith and on an informed basis with a view to the interests of the corporation has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our Articles of Incorporation provide that no director or officer shall have any personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts that involve intentional misconduct, fraud, or a knowing violation of the law or (ii) the payment of dividends in violation of Nevada corporate law.

Section 78.7502(1) of the NRS provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he is not liable pursuant to NRS 78.138 or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.

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NRS 78.751 provides that the indemnification pursuant to NRS 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of the law and such intentional misconduct, fraud or a knowing violation of the law was material to the cause of action) and that the indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. NRS 78.752 permits a corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Bylaws provide that we shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On April 12, 2022, the SEC declared effective the Company’s IPO Registration Statement (Reg. No. 261278). The offering under the IPO Registration Statement commenced on April 12, 2022 and was consummated on April 18, 2022 with the sale of 8,000,000 newly-issued shares of Common Stock at a price of $5.00 per share, constituting the total aggregate amount registered. B. Riley Securities, Inc. and Needham & Company acted as book-running managers, Craig-Hallum and D.A. Davidson & Co. acted as lead managers, and Lake Street and Northland Capital Markets acted as co-managers for the offering. In connection with the offering, the Company granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of Common Stock at the public offering price, less underwriting discounts and commission, although such option was not exercised. The net offering proceeds to the Company after deducting the expenses described herein were approximately $36 million.

II-2

On June 6, 2022, through an agreement between the Company and Xsquared Holding Limited (“Sparkpool”), Sparkpool agreed to forfeit to the Company shares of Common Stock that had been issued pursuant to the service agreement executed on March 19, 2021. Sparkpool ceased providing the contracted services for the Company, and agreed to forfeit shares to compensate for future services that will not be rendered. As a result of this agreement, 4,965,432 shares of Common Stock were forfeited and canceled by the Company.

On January 31, 2024, we issued an aggregate 10,461 shares to Chris Schuler as partial payment for construction services performed at the HPC Ellendale Facility.

On March 27, 2024, we entered into the March PPA with YA Fund. In accordance with the terms of the March PPA, we issued the March Note and the April Note, in the aggregate principal amount of $50 million. Only the March Note remains outstanding and is convertible into shares of our Common Stock. The offer and sale of our Common Stock pursuant to the March PPA, the March Note and the April Note was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On April 26, 2024, we entered into Amendment No. 2 (the “AI Amendment”) to that certain Unsecured Promissory Note, issued by the Company to AI Bridge Funding LLC on January 30, 2024 and amended on March 27, 2024 (the “AI Note”). Pursuant to the AI Amendment, among other things, (i) we may use shares of our Common Stock to repay the AI Note, subject to certain limitations and (ii) we issued warrants to purchase up to 3,000,000 shares of our Common Stock subject to certain adjustments (the “Warrants”). The Warrants were, and the shares of Common Stock issuable upon the exercise of the Warrants will be, offered and sold pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On May 24, 2024, we entered into the May PPA with YA Fund. In accordance with the terms of the May PPA, we issued the May Note, in the aggregate principal amount of approximately $42.1 million. The May Note was convertible into shares of our Common Stock and as of the date of this prospectus, the May Note has been so converted in its entirety. The offer and sale of our Common Stock pursuant to the May PPA and the May Note was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On June 7, 2024, APLD Holdings 2 LLC (“APLD Holdings”), our wholly owned subsidiary, entered into a promissory note (the “CIM Promissory Note”) with CIM APLD Lender Holdings, LLC (the “CIM Lender”). As partial consideration for the CIM Promissory Note, we agreed to issue to the CIM Lender warrants to purchase up to an aggregate of 9,265,366 shares of Common Stock. The warrants were issuable in two tranches, (i) for the purchase of up to 6,300,449 shares of Common Stock (the “Initial Warrant”), and (ii) for the purchase of up to 2,964,917 shares of Common Stock (the “Additional Warrant”). Pursuant to the terms of the CIM Promissory Note, the Initial Warrant was issued on June 17, 2024 in a registered offering. We agreed to issue the Additional Warrant concurrently with the satisfaction of certain conditions for the subsequent borrowings of up to $110 million.

II-3

On June 20, 2024, we issued 100,000 shares of our Common Stock to YA Fund in consideration for YA Fund giving its consent to APLD Holdings to enter into the CIM Promissory Note.

On August 11, 2024, APLD Holdings and the CIM Lender entered into a waiver agreement (the “Waiver Agreement”), whereby the CIM Lender agreed to waive the satisfaction of certain conditions for the subsequent borrowings, allowing us to draw an additional $20 million (net of original discount and fees) of borrowings under the CIM Promissory Note. As partial consideration for the Waiver Agreement, we issued the Additional Warrant in a private placement pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The shares of Common Stock issuable upon the exercise of the Initial Warrant and the Additional Warrant will be offered and sold pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On August 28, 2024, we entered into the SEPA with YA Fund. Pursuant to the SEPA, subject to certain conditions and limitations, we have the option, but not the obligation, to sell to YA Fund, and YA Fund must subscribe for, the SEPA Aggregate Commitment, at our request at any time during the commitment period commencing on September 30, 2024, and terminating on the 36-month anniversary of September 30, 2024. The shares of Common Stock issuable pursuant to the SEPA will be offered and sold pursuant to Section 4(a)(2) of the Securities Act. Pursuant to the SEPA, we agreed to file a registration statement with the SEC for the resale under the Securities Act by YA Fund of the Common Stock issued under the SEPA. We shall not have the ability to request any advances under the SEPA until such resale registration statement is filed and declared effective by the SEC.

In connection with the SEPA, Northland acted as placement agent and received the SEPA Placement Agent Fee. We have agreed to pay the SEPA Placement Agent Fee in shares of Common Stock at a price per share of $4.73, the Nasdaq official closing price of our Common Stock on August 27, 2024, for a total of 528,541 shares of Common Stock. The Northland Shares were issued without registration under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof.

On August 29, 2024, we entered into the Series F Purchase Agreement with YA Fund for the private placement of 53,191 shares of Series F Preferred Stock. The offer and sale of the Series F Preferred Stock pursuant to the Series F Purchase Agreement was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On September 5, 2024, we entered into the PIPE Purchase Agreement with the PIPE Purchasers, for the private placement of 49,382,720 shares of Common Stock, at a purchase price of $3.24 per share, representing the last closing price of the Common Stock on Nasdaq on September 4, 2024. The offer and sale of the shares of Common Stock pursuant to the PIPE Purchase Agreement was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On November 4, 2024, we offered and sold the Convertible Notes to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act, and the Convertible Notes were resold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Any shares of Common Stock that may be issued upon conversion of the Convertible Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. Initially, a maximum of 61,141,275 shares of Common Stock may be issued upon conversion of the Convertible Notes, based on the initial maximum conversion rate of 135.8695 shares of Common Stock per $1,000 principal amount of Convertible Notes, which is subject to customary anti-dilution adjustment provisions. Neither the Convertible Notes nor the underlying shares of Common Stock have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company does not intend to file a shelf registration statement for the resale of the Convertible Notes or any Common Stock issuable upon conversion of the Convertible Notes.

II-4

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1

Second Amended and Restated Articles of Incorporation, as amended from time to time (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on August 2, 2023).

3.1.1

Certificate of Amendment to the Certificate of Designations for the Series E Redeemable Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2024).

3.1.2	Certificate of Amendment, dated June 11, 2024, to Second Amended and Restated Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 11, 2024).
3.1.3	Certificate of the Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 30, 2024).
3.2	Third Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2024).
3.3	Certificate, Amendment or Withdrawal of Designation, relating to the Series A Preferred Stock, filed with the Secretary of State of Nevada on October 21, 2024 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 24, 2024).
3.4	Certificate, Amendment or Withdrawal of Designation, relating to the Series B Preferred Stock, filed with the Secretary of State of Nevada on October 21, 2024 (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 24, 2024).
3.6	Certificate, Amendment or Withdrawal of Designation, relating to the Series D Preferred Stock, filed with the Secretary of State of Nevada on October 21, 2024 (Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the SEC on October 24, 2024).
3.7	Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and other Restrictions of Series E-1 Preferred Stock filed with the Secretary of State of the State of Nevada on November 8, 2024 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 14, 2024).
3.8	Certificate of Amendment, dated November 20, 2024, to Second Amended and Restated Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
4.1

Registration Rights Agreement, dated April 15, 2021, by and between the Company and B. Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

4.1.1

Amendment, dated December 13, 2021, to Registration Rights Agreement, dated April 15, 2021, by and between the Company and B. Riley Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 3.2 to Amendment No. 6 the Company’s form S-1 (Registration No. 333-258818), filed with the SEC on April 12, 2022).

4.1.2

Amendment No. 2, dated February 22, 2022, to Registration Rights Agreement, dated April 15, 2021, by and between the Company and B. Riley Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on February 28, 2022).

4.2

Registration Rights Agreement, dated July 30, 2021, by and between the Company and B. Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 4.2 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

4.2.1

Amendment, dated December 13, 2021, to Registration Rights Agreement, dated July 30, 2021, by and between the Company and B. Riley Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 3.2 to the Company’s form S-1 (Registration No. 333-258818), filed with the SEC on April 12, 2022).

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4.2.2

Amendment No. 2, dated February 22, 2022, to Registration Rights Agreement, dated July 30, 2021, by and between the Company and B. Riley Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 4.6 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on February 28, 2022).

4.3

Right of First Refusal and Co-Sale Agreement, dated as of April 15, 2021, by and between the Company, the Key Holders and Investors (Incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

4.4

Right of First Refusal and Co-Sale Agreement, dated as of July 30, 2021, by and between the Company, the Key Holders and Investors. (Incorporated by reference to Exhibit 4.4 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

4.5	Form of Warrant. (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).
4.6	Form of Subscription Agreement. (Incorporated by reference to Exhibit 4.1 to the Company’ Current Report on Form 8-K filed with the SEC on May 16, 2024).
4.7	Form of Warrant (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 14, 2024).
4.8	Indenture, dated as of November 4, 2024, between Applied Digital Corporation and Wilmington Trust, National Association, as trustee, relating to the 2.75% convertible senior notes (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2024).
4.9	Form of Note representing the 2.75% Convertible Senior Notes due 2030 (included as Exhibit A to Exhibit 4.8)
5.1**	Opinion of Snell & Wilmer L.L.P.
10.1

Services Agreement, dated March 19, 2021, by and among the Company, GMR Limited, Xsquared Holding Limited, and Valuefinder (Incorporated by reference to Exhibit 10.1 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

10.2

Master Professional Services Agreement between Ulteig Engineers, Inc. and APLD Hosting, LLC. (Incorporated by reference to Exhibit 10.2 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

10.3

Non-Fixed Price Sales and Purchase Agreement, dated April 13, 2021, between Bitmain Technologies Limited and the Company (Incorporated by reference to Exhibit 10.3 to the company’s Form S-1 (Registration No. 333-2588818), filed with the SEC on August 13, 2021).

10.4

Coinmint Colocation Mining Services Agreement dated as of June 15, 2021 by and between Coinmint, LLC and the Company (Incorporated by reference to Exhibit 10.4 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

10.5#

Service Framework Agreement, dated July 5, 2021, by and between APLD Hosting, LLC and JointHash Holding Limited (Incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on November 2, 2021).

10.6#

Amended and Restated Electric Services Agreement, dated September 13, 2021, by and between APLD Hosting, LLC and [Redacted] (Incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on November 2, 2021).

10.7

Sublease Agreement, dated as of May 19, 2021, by and between the Company and Encap Investments L.P. (Incorporated by reference to Exhibit 10.7 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

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10.8#

Service Framework Agreement, dated July 5, 2021, by and between APLD Hosting, LLC and Bitmain Technologies Limited (Incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 29, 2022.

10.9#

Master Hosting Agreement, dated as of September 20, 2021, by and between APLD Hosting, LLC and F2Pool Mining, Inc. (Incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on November 2, 2021).

10.10#

Master Hosting Agreement, dated as of October 12, 2021, by and between APLD Hosting, LLC and Hashing LLC. (Incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on November 2, 2021).

10.11

Services Agreement, effective as of October 12, 2021, by and among Applied Blockchain, LTD and Xsquared Holding Limited. (Incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on November 2, 2021).

10.12†	2022 Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).
10.12.1†

Form of Employee Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.2 to the Company’s registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).

10.12.2†

Form of Restricted Stock Unit Award Agreement (Employees) (Incorporated by reference to Exhibit 10.3 to the Company’s registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).

10.12.3†

Form of Restricted Stock Unit Award Agreement (Consultants) (Incorporated by reference to Exhibit 10.4 to the Company’s registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).

10.12.4	Amendment to 2022 Incentive Plan (Incorporated by reference to Exhibit 10.12.4 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).
10.13†

2022 Non-Employee Director Stock Plan (Incorporated by reference to Exhibit 10.5 to the Company’s registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).

10.13.1†

First Amendment to the 2022 Non-Employee Director Stock Plan, dated April 4, 2023 (incorporated by reference to Exhibit 10.13.1 to the Company’s Annual Report on Form 10-K filed with the SEC on August 2, 2023).

10.13.2

Form of Director Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.6 to the Company’s registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).

10.14#

Limited Liability Company Agreement, dated as of January 6, 2022, by and between the Company and Antpool Capital Asset Investment L.P. (Incorporated by reference to Exhibit 10.14 to Amendment No. 5 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on January 24, 2022).

10.15†

Employment Agreement, effective as of November 1, 2021, by and between the Company and Wes Cummins (Incorporated by reference to Exhibit 10.15 to Amendment No. 5 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on January 24, 2022).

10.15.1†

Amendment No. 1 to Executive Employment Agreement, dated as of September 25, 2023, by and between the Company and Wes Cummins. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2023).

10.16†

Employment Agreement, effective as of November 1, 2021, by and between the Company and David Rench. (Incorporated by reference to Exhibit 10.16 to Amendment No. 5 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on January 24, 2022).

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10.16.1†

Amendment No. 1 to Executive Employment Agreement, dated as of September 25, 2023, by and between the Company and David Rench. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2023).

10.17

Ground Lease, effective as of April 13, 2022, by and between EDB, Ltd and APLD - Rattlesnake Den I LLC (Incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 2, 2023).

10.18†

Employment Agreement, effective as of November 1, 2021, by and between the Company and Regina Ingel (Incorporated by reference to Exhibit 10.17 to Amendment No. 5 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on January 24, 2022).

10.18.1†

Amendment dated August 1, 2022 to Employment Agreement between Applied Blockchain, Inc. and Regina Ingel (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on August 5, 2022).

10.19

Loan Agreement dated as of March 11, 2022 by and between APLD Hosting, LLC, Vantage Bank Texas and Applied Blockchain, Inc. (Incorporated by reference to Exhibit 10.20 to Amendment No. 6 the Company’s form S-1 (Registration No. 333-258818), filed with the SEC on April 12, 2022).

10.20

Continuing Guaranty Agreement dated as of March 11, 2022 by Applied Blockchain, Inc. for the benefit of Vantage Bank Texas. (Incorporated by reference to Exhibit 10.21 to Amendment No. 6 the Company’s form S-1 (Registration No. 333-258818), filed with the SEC on April 12, 2022).

10.21

Letter between Applied Blockchain, Inc. and Xsquared Holding Limited dated June 6, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on June 8, 2022).

10.22

Hosting Agreement, dated as of July 12, 2022, by and between Marathon Digital Holdings, Inc. and Applied Blockchain, Inc. (Incorporated by reference to Exhibit 10.6 to the Company’s quarterly report on Form 10-Q (Commission File No. 001-31968), filed with the SEC on October 12, 2022).

10.23

Loan Agreement, dated as of July 25, 2022, by and among APLD Hosting, LLC, Starion Bank, and Applied Blockchain, Inc. as Guarantor (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on August 12, 2022).

10.24

Security Agreement, dated of July 25, 2022, by and between APLD Hosting, LLC and Starion Bank (Incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on August 12, 2022).

10.25

Security Agreement, dated of July 25, 2022, by and among APLD Hosting, LLC, Applied Blockchain, Inc., as Grantor, and Starion Bank(Incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on August 12, 2022).

10.26

Unlimited Commercial Corporate Guaranty of Applied Blockchain, Inc. dated as of July 25, 2022 (Incorporated by reference to Exhibit 10.4 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on August 12, 2022).

10.27

Loan Agreement by and among APLD - Rattlesnake Den I, LLC, as borrower, Vantage Bank Texas, as lender, and the Company, as guarantor, entered into as of November 7, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on November 14, 2022).

10.28#

Loan Agreement, dated as of February 16, 2023 by and among APLD ELN-01 LLC, Starion Bank, and Applied Digital Corporation as Guarantor (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on February 21, 2023).

10.29#

Security Agreement, dated as of February 16, 2023 by and between APLD ELN-01 LLC and Starion Bank (Incorporated by referenced to Exhibit 10.2 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on February 21, 2023).

10.30

Security Agreement, dated as of February 16, 2023 by and among APLD ELN-01 LLC, Applied Digital Corporation and Starion Bank (Incorporated by referenced to Exhibit 10.3 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on February 21, 2023).

II-8

10.31

Unlimited Commercial Corporate Guaranty of Applied Digital Corporation dated as of February 16, 2023 (Incorporated by referenced to Exhibit 10.4 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on February 21, 2023).

10.32#

Loan and Security Agreement, dated as of May 23, 2023, by and among SAI Computing, LLC as Borrower, B. Riley Commercial Capital, LLC and B. Riley Securities, Inc., as Lenders, B. Riley Commercial Capital, LLC as Collateral Agent, and Applied Digital Corporation as Guarantor (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on May 24, 2023).

10.32.1

Termination of Loan and Security letter, dated February 5, 2024, between the Company and B. Riley Commercial Capital, LLC and B. Riley Securities, Inc. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2024).

10.33	Form of Amendment No. 1 to Restricted Stock Unit Award. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2023).
10.34	Form of Amendment No. 1 to Performance Stock Unit Award. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2023).
10.35

Form of Indemnification Agreement by and between Applied Digital Corporation and individual directors or officers. (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 16, 2024).

10.36

Unsecured Promissory Note, dated January 30, 2024, issued by the Company and payable to AI Bridge Funding LLC. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2024).

10.36.1

Waiver, Consent and Amendment by and between the Company and AI Bridge Funding LLC, dated March 27, 2024. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2024).

10.36.2

Amendment No. 2 to Unsecured Promissory Note, dated April 26, 2024, by and between Applied Digital Corporation and AI Bridge Funding LLC. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).

10.37#

Loan Agreement, dated as of February 28, 2024, by and between APLD GPU-01, LLC and Cornerstone Bank. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).

10.38

Security Agreement, dated as of February 28, 2024, by and between APLD GPU-01, LLC and Cornerstone Bank. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).

10.39

Form of Guaranty Agreement, dated as of February 28, 2024, made by each of Applied Digital Corporation, SAI Computing, LLC and APLD Hosting, LLC in favor of Cornerstone Bank. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).

10.40

Consent to Transfer Interest in Real Property Subject to Mortgage and Subordination Agreement, dated as of February 28, 2024, made by Starion Bank, in favor of APLD Hosting, LLC. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).

10.41#

Collateral Assignment of Customer GPU Contracts and Consent, dated as of February 28, 2024, by Applied Digital Corporation, in favor of Cornerstone Bank. (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).

10.42%

Purchase and Sale Agreement, dated March 14, 2024, by and between APLD - Rattlesnake Den I LLC and Mara Garden City LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2024).

10.43

Prepaid Advance Agreement by and between Applied Digital Corporation and YA II PN, LTD., dated March 27, 2024. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2024).

II-9

10.44

Convertible Promissory Note issued by Applied Digital Corporation and payable to YA II PN, LTD., dated March 27, 2024. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2024).

10.45

Guaranty made by APLD-ELN-02 LLC in favor of YA II PN, LTD., dated March 27, 2024. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2024).

10.46

Convertible Promissory Note issued by Applied Digital Corporation and payable to YA II PN, LTD., dated April 24, 2024. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).

10.47

Cooperation and Standstill Agreement, dated as of April 30, 2024, by and between Applied Digital Corporation, a Nevada Corporation, and Oasis Management Co., Ltd. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2024).

10.48

Sales Agreement, dated as of May 6, 2024, by and between the Company and Roth Capital Partners, LLC. (Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 6, 2024).

10.49

Dealer Manager Agreement, dated as of May 16, 2024, by and between Applied Digital Corporation and Preferred Capital Securities, LLC. (Incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2024).

10.50

Prepaid Advance Agreement by and between Applied Digital Corporation and YA II PN, LTD., dated May 24, 2024. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2024).

10.51

Convertible Promissory Note issued by Applied Digital Corporation and payable to YA II PN, LTD., dated May 24, 2024. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2024).

10.52

Guaranty made by APLD-ELN-02 LLC in favor of YA II PN, LTD., dated May 24, 2024 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2024).

10.53	Amendment by and between the Company and YA II PN, LTD., dated May 24, 2024 (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2024).
10.54#	Promissory Note, dated June 7, 2024, issued by APLD Holdings 2 LLC and payable to CIM APLD Lender Holdings, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 10, 2024).
10.55	Parent Guaranty, dated June 7, 2024, issued by Applied Digital Corporation in favor of CIM APLD Lender Holdings, LLC. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 10, 2024).
10.56%	Guarantee and Collateral Agreement, dated June 7, 2024, by and among APLD Hosting, LLC, APLD ELN-01 LLC, APLD ELN-02 LLC, APLD Holdings 1 LLC, APLD Holdings 2 LLC, APLD ELN-02 Holdings LLC and CIM APLD Lender Holdings, LLC (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on June 10, 2024).
10.57	Consent, Waiver and First Amendment to Prepaid Advance Agreements, dated June 7, 2024, by and between Applied Digital Corporation and YA II PN, LTD (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on June 10, 2024).
10.58	Sales Agreement, dated as of July 9, 2024, by and among the Company, B. Riley Securities, Inc., BTIG, LLC, Lake Street Capital Markets, LLC, Northland Securities, Inc. and Roth Capital Partners, LLC (Incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 9, 2024).
10.59	Registration Rights Agreement, dated June 7, 2024, by and between Applied Digital Corporation and CIM APLD Lender Holdings, LLC (Incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).

II-10

10.60	Security Agreement, dated June 21, 2024, by and between Applied Digital Cloud Corporation and YA II PN, LTD. (Incorporated by reference to Exhibit 10.58 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).
10.61	Waiver Agreement, dated August 11, 2024, by and between APLD Holdings 2 LLC and CIM APLD Lender Holdings, LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 14, 2024).
10.62	Standby Equity Purchase Agreement, dated August 28, 2024, by and between Applied Digital Corporation and YA II PN, LTD. (Incorporated by reference to Exhibit 10.60 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).
10.63	First Amendment to the Standby Equity Purchase Agreement, dated August 29, 2024, by and between Applied Digital Corporation and YA II PN, LTD. (Incorporated by reference to Exhibit 10.61 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).
10.64	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 30, 2024).
10.65	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on August 30, 2024).
10.66	Consent, Waiver and Second Amendment to Prepaid Advance Agreements, dated August 21, 2024, by and between Applied Digital Corporation and YA II PN, LTD (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on August 30, 2024).
10.67	Consent, Waiver and Third Amendment to Prepaid Advance Agreements, dated August 29, 2024, by and between Applied Digital Corporation and YA II PN, LTD (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K/A, filed with the SEC on September 4, 2024).
10.68	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 10, 2024).
10.69	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on September 10, 2024).
10.70	Dealer Manager Agreement, dated as of September 23, 2024, by and between the Company and Preferred Capital Securities, LLC (Incorporated by reference to Exhibit 10.70 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 23, 2024).
10.71	Amended and Restated Services Agreement, by and between Applied Digital Corporation and Preferred Shareholder Services, LLC (Incorporated by reference to Exhibit 10.71 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 23, 2024).
10.72	First Amendment to Promissory Note and Waiver Agreement, dated October 8, 2024, by and between APLD Holdings 2 LLC and CIM APLD Lender Holdings, LLC (Incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on October 9, 2024).
10.73	Mohmand Offer Letter, date October 11, 2014, between Applied Digital Corporation and Saidal Mohmand (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 15, 2024).
10.74	Amendment No. 2 to Executive Employment Agreement, dated October 15, 2024, by and between Applied Digital Corporation and David Rench (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 15, 2024).
10.75	Executive Employment Agreement, dated October 10, 2024, by and between the Company and Wes Cummins (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on October 15, 2024).
10.76	Form of Prepaid Forward Confirmation (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2024).
10.77	Form of Capped Call Confirmation (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2024).
10.78	Offer Letter, dated November 15, 2024, by and between Applied Digital Corporation and David Rench (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
10.79	Applied Digital Corporation 2024 Omnibus Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
10.80	Form of Incentive Stock Option Grant Agreement (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
10.81	Form of Nonqualified Stock Option Grant Agreement (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
10.82	Form of Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
10.83	Form of Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
10.84	Form of Performance Stock Unit Award Agreement (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).
23.1*	Consent of Marcum, LLP.
23.2**	Consent of Snell & Wilmer L.L.P. (Included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page).
107**	Filing Fee Table.

* Filed herewith.

** Previously filed.

† Management compensatory agreement.

# Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

% The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) and Item 1.01, Instruction 4 of Form 8-K. The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes to

(a) Provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (b)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) That:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on the day of November 22, 2024.

APPLIED DIGITAL CORPORATION

By:	/s/ Wes Cummins
Wes Cummins
Chief Executive Officer and Chairman (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wes Cummins and his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wes Cummins	Chief Executive Officer and Chairman	November 22, 2024
Wes Cummins	(Principal Executive Officer)

/s/ Saidal L. Mohmand	Chief Financial Officer	November 22, 2024
Saidal L. Mohmand	(Principal Financial Officer and Principal Accounting Officer)

*	Director	November 22, 2024
Chuck Hastings

*	Director	November 22, 2024
Douglas Miller

*	Director	November 22, 2024
Richard Nottenburg

*	Director	November 22, 2024
Rachel Lee

*	Director	November 22, 2024
Ella Benson

*By:	/s/ Wes Cummins
Wes Cummins
Attorney-in-Fact

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